SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number: 333-70663

(Check  One):

[  ]  Form  10-K  and  Form  10-KSB     [  ]  Form  11-K
[  ]  Form  20-F                        [X ]  Form  10-Q  and  Form  10-QSB
[  ]  Form N-SAR

For  Period  Ended:  JUNE  30,  2002

[  ]     Transition  Report  on  Form  10-K  and  10-KSB
[  ]     Transition  Report  on  Form  20-F
[  ]     Transition  Report  on  Form  11-K
[  ]     Transition  Report  on  Form  10-Q  and  Form  10-QSB
[  ]     Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:  _________________________

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant:  CONNECTIVCORP
Former  name  if  applicable:  SPINROCKET.COM,  INC.
Address  of  principal  executive  office (Street and number):
       750 LEXINGTON
       AVENUE,  23RD  FLOOR
City,  State  and  Zip  Code:  NEW  YORK,  NY  10022

                                     PART II
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check  box  if  appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10- KSB, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     THE  REGISTRANT  IS  UNABLE  TO  FILE  ITS QUARTERLY REPORT (THE "QUARTERLY
REPORT") ON FORM 10-QSB FOR ITS FISCAL QUARTER ENDED JUNE 30, 2002 BY THE PRESCRIBED DATE OF AUGUST 14, 2002 WITHOUT UNREASONABLE EFFORT OR EXPENSE BECAUSE NOT ALL OF THE NECESSARY INFORMATION IS AVAILABLE FOR THE PREPARATION OF ITS FINANCIAL STATEMENTS. THE REGISTRANT IS REQUESTING ADDITIONAL TIME THROUGH THIS NOTIFICATION OF LATE FILING TO BE ABLE TO ACCUMULATE AND REPORT ACCURATE FINANCIAL INFORMATION AND FINALIZE ITS FINANCIAL STATEMENTS. THE REGISTRANT INTENDS TO FILE ITS QUARTERLY REPORT ON OR PRIOR TO THE PRESCRIBED EXTENDED DATE.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

          ELLIOT  GOLDMAN                  (212)           750-5858
          --------------------------------------------------------------
                (Name)                  (Area  code)  (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X]  Yes     [   ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [   ]  Yes     [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                  CONNECTIVCORP
                                  -------------
                  (Name of registrant as specified in charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  August  14,  2002               By:     /s/ Elliot Goldman
                                               ------------------
                                               Name:  Elliot  Goldman
                                               Title:  President

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).